WY Secretary of State
FILED: 04/21/2022 09:20 AM
Original ID: 2013-000639084
Amendment ID: 2022-003645992

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

ARTICLES OF AMENDMENT

Pursuant to the provisions of the Wyoming Business Corporation Act (the *"Act")*, the shareholders and board of directors of Strategic Asset Leasing Incorporated, a Wyoming corporation (the *"Corporation")*, hereby present these Articles of Amendment to its Articles of Continuance, on behalf of the Corporation. The Corporation's Articles of Continuance were filed with the Wyoming Secretary of State on March 5, 2013 (the *"Articles of Continuance")*, and the Corporation has been assigned filing number 2013-000639084.

1. The name of the Corporation: Strategic Asset Leasing Incorporated.

2. Article 1 of the Articles of Continuance is hereby amended to change the name of the Corporation to "ANEW MEDICAL, INC."

3. Article 10 of the Articles of Continuance is hereby amended by adding the following to the end of the Article:

"Upon the effectiveness of these Articles of Amendment to the Articles of Continuance (the "Effective Time"), every two thousand five hundred (2,5000) shares of the Corporation's Common Stock, par value $0.001 per share, outstanding immediately prior to the Effective Time (the "Old Common Stock"), will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock of the Corporation (the "New Common Stock"). Notwithstanding the immediately preceding sentence, no fractional share shall be issued in connection with the foregoing combination; all shares of Old Common Stock that are held by a stockholder will be aggregated and each stockholder shall be entitled to receive the number of whole shares of New Common Stock resulting from the combination of the shares so aggregated. Any fractions resulting from the reverse split computation shall be rounded up to the next whole share. The combination and conversion of the Old Common Stock into New Common Stock shall be referred to as the "Reverse Stock Split."

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify

Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified."

4. The date of the amendment's adoption: December 3, 2021.

5. The amendment was duly approved by at least a majority of the shareholders and all of the board of directors of the Corporation in the manner required by the Act and by the Corporation's Articles of Incorporation.

DATED: January 3, 2022

By: ______________________________
Joseph Sinkule, CEO

Contact person as to this filing: Paul Goodman
Daytime phone number: (917) 596-0905
E-mail: pgoodman@cszlaw.com

STATE OF WYOMING
Office of the Secretary of State

I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **ANEW MEDICAL, INC.**
Old Name: **Strategic Asset Leasing Incorporated**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **21st** day of **April**, **2022**

Edward A. Buchanan
Secretary of State

By: Nicole Martinez

Filed Date: 04/21/2022